                                                                   Exhibit 11.1

                                                 COMPUTATIONS OF EARNINGS PER SHARE

                                      July 25
                                      through           Year ended           Six months ended
                                      Dec. 31,          December 31,             June 30,
                                      ----------   ---------------------   --------------------
                                        1994         1995         1996       1998        1997

Weighted Average Number of shares
 Outstanding before Adjustments(1)    2,260,655    3,548,812   4,172,401   3,962,122   4,800,877

Dilutive Effect of Common Stock
  Equivalents                             --         251,996     255,374     251,998     261,357

Weighted Average Number of Common
 Stock and Common Stock Equivalents
 Outstanding During the Year          2,260,655    3,800,610   4,427,775   4,214,120   5,062,234

Net Income Applicable to Common
 Stock                               $  608,479   $2,321,088  $3,743,739  $2,577,302  $2,248,412

Net Income Per Common
 Stock and Common Stock Equivalent
 Shares                              $     0.27   $     0.61  $     0.85  $     0.61  $     0.44



(1) Weighted average shares was calculated assuming that all shares issued within one year prior to the original filing of the Registration Statement were outstanding for all periods presented.